Exhibit 10.15

TEXTRON INC. 2015 LONG-TERM INCENTIVE PLAN

EQUITY PROGRAM FOR NON-EMPLOYEE DIRECTORS

Effective February 18, 2020

1.         Purpose

By resolutions adopted December 3,  2019, the Board of Directors (the “Board”) of Textron Inc. (the “Company”) approved a program for annual grants of Restricted Stock Units to non-employee directors (the “Program”) under the Textron Inc. 2015 Long-Term Incentive Plan (the “2015 LTIP”) in lieu of the portion of the Board’s annual retainer that was previously required to be deferred into the stock unit account under the Deferred Income Plan for Non-Employee Directors.  This document sets forth the rules for the Program.  The Program shall operate and remain in effect for as long as the 2015 LTIP is in effect, except to the extent amended or terminated earlier by action of the Board.

All capitalized terms not defined herein shall have the meaning prescribed by the 2015 LTIP.

2.         Annual Retainer; Grants

(a)      Grant of RSUs.  As of the date of the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) for each year beginning on or after January 1, 2020,  each non-employee director (each, an “Eligible Director”) shall be granted Restricted Stock Units (the “Program RSUs”).  The number of Program RSUs to be granted as of the date of the 2020 Annual Meeting and as of each Annual Meeting date thereafter shall be determined by dividing $145,000 by the Fair Market Value (as defined in the 2015 LTIP) of the Company’s common stock on the date of the Annual Meeting.  The dollar value of Program RSUs to be granted may be increased or decreased prior to an Annual Meeting by resolution of the Board from time to time.  The terms of each Eligible Director’s Program RSUs shall be set forth in an Award Document.

(b)     Vesting.  Except as otherwise set forth in the Eligible Director’s Award Document or resolution of the Board,  the vesting date for the Program RSUs shall be the first anniversary of the date of the grant.

(c)      Forfeiture of Unvested RSUs. If an Eligible Director ceases to serve as a director of the Company before the vesting date of his or her Program RSUs, such unvested Program RSUs shall be immediately forfeited, and all rights of the former director with respect to such Program RSUs shall immediately terminate without any payment of consideration therefor; provided that the Program RSUs shall be fully vested if the Eligible Director’s term ends due to retirement as of the date of the Annual Meeting for the year following the grant date or otherwise following continuous service to the date of such Annual Meeting or due to death or disability during the Eligible Director’s term.

(d)      Off-Cycle Appointment.  If an individual becomes an Eligible Director on a date other than the date of an Annual Meeting, the Board (or applicable committee thereof) may grant to such Eligible Director a pro rata number of Program RSUs for the Eligible Director’s service until the next Annual Meeting.  The vesting date for such pro-rated grant of Program RSUs shall be the first anniversary of the immediately preceding Annual Meeting.

3.         Payment; Deferrals

(a)      Payment. All Program RSUs shall be settled in Shares as soon as practicable after the applicable vesting date, unless deferred in accordance with Section 3(b) below.

(b)     Election to Defer Settlement of Program RSUs. Except as otherwise provided in the applicable Award Document, an Eligible Director may elect to defer settlement of his or her Program RSUs until a date determined by the Company that is within 60 days after the Eligible Director’s Separation from Service. Such deferral election shall be filed with the Company and irrevocable before the first day of the calendar year in which the affected RSUs are granted; provided that, for the year in which an individual first becomes an Eligible Director, the election deadline shall be extended to the earlier of (i) the 30th day after the individual first becomes an Eligible Director or (ii) the day immediately preceding the grant date.

(c)      Separation from Service.  For purposes of the Program, “Separation from Service” shall have the meaning prescribed by the Textron Inc. Deferred Income Plan for Non-Employee Directors, as amended.

4.         Applicability of 2015 LTIP

Except as otherwise expressly provided hereunder, all provisions of the 2015 LTIP shall apply to Program RSUs.  Without limiting the generality of the foregoing, the provisions of the 2015 LTIP regarding Share counting,  adjustments and reorganizations, transfer restrictions, shareholder rights,  Change of Control, and governing law shall apply for Program RSUs.

5.         Unfunded Program

The Program shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds.  The Program shall not establish any fiduciary relationship between the Company and any Eligible Director or other person.  To the extent any person holds any rights by virtue of an award granted under the Program, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Company.

6.         Future Rights

Neither the Program, nor the granting of Program RSUs or Shares, nor any other action taken pursuant to the Program, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain an Eligible Director for any period of time, or at any particular rate of compensation.  Nothing in this Program shall in any way limit or affect the right of the Board or the shareholders of the Company to remove any Eligible Director or otherwise terminate his or her service as a director of the Company.

7.         Successors and Assigns

The Program shall be binding on all successors and assigns of the Company and each Eligible Director.

8.         Section 16 Exemption

The Program and transactions hereunder in respect of Company equity securities are intended to be exempt from Section 16(b) of the Securities Exchange Act of 1934 (the “1934 Act”) to the maximum extent possible under Rule 16b-3 promulgated thereunder.  Except as specifically provided for herein, the Program requires no discretionary action by any administrative body with regard to any transaction under the Program.  To the extent, if any, that any administrative or interpretive actions are required under the Program, such actions shall be undertaken by the Board (or applicable committee thereof).

9.         Construction

The Program shall be construed and interpreted to be exempt from or comply with, and avoid any tax or penalty or interest under, Section 409A of the Internal Revenue Code of 1986, as amended.  The Company reserves the right to amend the Program and any Award Document to the extent it reasonably determines to be necessary in order to preserve the intended tax consequences of the Program RSUs in light of Section 409A.

10.       Program Amendment

The Board or its designee may amend, suspend, or terminate the Program, at any time and for any reason, if deemed by the Board to be in the best interests of the Company and its shareholders; provided, however, that (a) no such amendment may impair any Eligible Director’s rights with respect to outstanding grants or Program RSUs without his or her consent, and (b) no such amendment may cause the Program not to comply with Rule 16b-3, or any successor rule, under the 1934 Act.

*          *          *

Pursuant to the authority granted to me by resolutions of the Board adopted December 3, 2019, the Program rules set forth herein are hereby adopted and in effect.

/s/ E. Robert Lupone	February 18, 2020
E. Robert Lupone	Date
Executive Vice President,
General Counsel and Secretary
Textron Inc.

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